DATED NOVEMBER 18, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 18, 2015, Montage issued the following press release:

Montage Technology Group Increases Cash Offer for Pericom Semiconductor Corporation to $19.00 Per Share

Montage Urges Pericom Shareholders to Seek a Higher Price for their Shares and Vote AGAINST the Proposed Diodes Acquisition on the GOLD Proxy Card

MILPITAS, CA, November 18, 2015 — Montage Technology Group Limited (“Montage”) today announced that it has increased its cash offer to acquire all of the outstanding shares of Pericom Semiconductor Corporation (“Pericom”) (NASDAQ: PSEM) to $19.00 per share from $18.50 per share, valuing the transaction at approximately $442 million and representing a 56% premium to Pericom’s unaffected closing price on September 2, 2015.

The company stated:

“We are raising our offer price to underscore our commitment to consummating this compelling transaction. Through Montage’s offer, Pericom shareholders have the opportunity to receive a full $1.25 more per share than they would receive in the inferior Diodes transaction. We also remind Pericom shareholders that a Montage-Pericom transaction would not be subject to any financing or regulatory approval conditions, providing Pericom shareholders with payment promptly following closing of the transaction. We urge Pericom shareholders to vote against the Diodes transaction and send a clear message to Pericom that Pericom shareholders want to receive the highest available cash price for their investment.”

Montage Continues to Urge Pericom Shareholders to Protect the Value of Their Investment by Voting AGAINST the Proposed Diodes Acquisition on the GOLD Proxy Card

A vote “AGAINST” the Diodes acquisition on the GOLD proxy card will:

•	Preserve shareholders’ opportunity to receive the significant premium for their Pericom shares contemplated by the Montage offer which, if consummated, would provide significantly greater value to Pericom shareholders than the proposed Diodes acquisition.

•	Stop the Pericom Board from proceeding with a transaction that Montage believes is an inferior transaction.

•	Send a strong message to the Pericom Board that Pericom will not be sold for a lower price than is currently available.

Pericom stockholders are reminded that their vote is important, no matter how many or how few shares they own and that the latest submitted proxy card will revoke any previously submitted proxy card.

EVERY VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES.

Shareholders who have questions or need assistance voting their shares may contact:

INNISFREE M&A INCORPORATED

+ (888) 750-5834 (toll-free from the US and Canada)

+ (412) 412-232-3651 (from other countries)

Remember—only the latest-dated proxy card counts!

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Company Contact:

Montage

Mark Voll, CFO

(408) 982-2780 or 86-21-6128-5678 x8618

Investor Contact:

Innisfree M&A Incorporated

Arthur Crozier/Jennifer Shotwell/Jon Salzberger

(212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

(415) 869-3950

Mahmoud Siddig

(212) 355-4449